Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES NO QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, June 19, 2018 – Simmons Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”), today declared there will be no quarterly cash distribution to the holders of its units of beneficial interest for the second quarter of 2018 that would have been payable on July 13, 2018, to unitholders of record on June 29, 2018.    Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter decreased to $0.00 per unit from $0.000124 per unit last quarter. As compared to the last quarter, there was a decrease in the production of both oil and natural gas and a slight decrease in the pricing of natural gas, which was partially offset by an increase in the pricing of oil. Due to the timing of revenue receipts and the payment of expenses, the distributable income is not sufficient to have funds available for distribution to unitholders this quarter.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Simmons Bank
Toll Free (855) 588-7839